Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Intuitive Surgical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.001 par value per share	Rule 457(c) and Rule 457(h)	5,000,000(2)	$420.58(3)	$2,102,900,000	$0.0001476	$310,388.04
Equity	Common stock $0.001 par value per share	Rule 457(c) and Rule 457(h)	4,000,000(4)	$357.49(5)	$1,429,960,000	$0.0001476	$211,062.10
Total Offering Amounts					$3,532,860,000		$521,450.14
Total Fee Offsets							$—(6)
Net Fee Due							$521,450.14

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Registrant’s Amended and Restated 2010 Incentive Award Plan (the “Amended 2010 Plan”) or Amended and Restated 2000 Employee Stock Purchase Plan (the “Amended ESPP”) by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents 5,000,000 additional shares of Common Stock reserved for issuance under the Amended 2010 Plan.
(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $420.58 per share, which is the average of the high and low prices of Common Stock on July 18, 2024, as reported on the Nasdaq Global Select Market.

(4)	Represents 4,000,000 additional shares of Common Stock reserved for issuance under the Amended ESPP.
(5)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $357.49 per share, which is the average of the high and low prices of Common Stock on July 18, 2024, as reported on the Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Amended ESPP.

(6)	The Registrant does not have any fee offsets.